SECURITIES AND EXCHANGE COMMISSION,

                             WASHINGTON, D.C. 20549

                                   SCHEDULE TO
                                (Amendment No.1 )

                                 (RULE 14D-100)

           TENDER OFFER STATEMENT UNDER SECTION 14(D) (1) OR 13(E) (1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                          APACHE MEDICAL SYSTEMS, INC.
              -----------------------------------------------------
                        (Name of Subject Company (Issuer)


                                H-QUOTIENT, INC.
                                       AND
                                  HENRY M. COHN
              -----------------------------------------------------
            (Names of Filing Persons (Identifying Status as Offeror,
                            Issuer or Other Person))


                                  COMMON STOCK
              -----------------------------------------------------
                           (Title of Class Securities)

                                    03746E102
              -----------------------------------------------------
                       (CUSIP Number of Class Securities)

                                H-Quotient, Inc.
                                 Henry M. Cohen
                           12030 Sunrise Valley Drive
                                    Suite 205
                                 Reston, VA 2019
                                 (703) 160-0100
                                  -------------
                                    Copy To:
                               PAUL GOODMAN, ESQ.
                     ELLENOFF GROSSMAN SCHOLE & CYRULI, LLP
                              370 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017

                             TENDER OFFER STATEMENT

     This statement (the "Statement") withdraws the Tender Offer Statement on Schedule TO of H-Quotient, Inc. and Henry M. Cohn (collectively, the "Bidder") relating to an offer to purchase shares of common stock ("Shares") of Apache Medical Systems, Inc. (the "Company") dated February 7, 2001.


ITEM 12  EXHIBITS.

(a)(5) Press Release dated February 12, 2001

SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Douglas A. Cohn
- -------------------
Douglas A. Cohn
President and CEO of
H Quotient, Inc.


/s/ Henry M. Cohn
- -----------------
Henry M. Cohn

Dated:  February 12, 2001



Exhibit No.

(a)(5) Press Release dated February 12, 2001